Exhibit 19

Policies and Procedures
NVR, Inc.

Originator:     Chief Accounting Officer

Subject:     Insider Information, Trading, Tipping and Compliance

Purpose:     In the course of conducting the Company's business, directors and officers frequently come into possession of "material" information about the Company or other entities that generally is not available to the investing public. This Policy and Procedure is intended to inform all persons associated with the Company that they must maintain the confidentiality of all such inside information and may not use it in connection with the purchase or sale of securities of the Company or any other entity to which the information relates.

Scope:     This covers all NVR employees, including Directors and those employees considered Executive Officers ("insiders") by definition of the Securities and Exchange Commission (“SEC”).

Definition:     For purposes of this policy, Senior Management is defined as all employees with an NVR stock holding requirement, as outlined in Policy 1.38.

Background:    The federal securities laws strictly prohibit any person who obtains inside information and has a duty not to disclose it from using such information in connection with the purchase and sale of securities. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the deck were stacked against persons not privy to such information. There is, in addition, the ethical concern that arises from taking advantage of another person through the use of such information. There is also the important fact that our ability to conduct business would be greatly harmed if we did not maintain the confidentiality of material nonpublic information.

The penalties under the securities laws for violating the insider trading provisions are severe. The courts can levy treble damages and criminal penalties (including prison terms) against persons who misuse inside information in connection with the purchase and sale of a security or who reveal confidential information to others who then trade on the basis of that information. Moreover, there may be adverse consequences for the Company and its controlling persons if they fail to take action to prevent insider-trading violations by persons under their control. Given the extremely serious nature of any violation of the insider trading provisions, the Company wishes to make clear that any person found to have committed such a violation will be subject to dismissal and to possible claims for any damages sustained by the Company as a result of the person's illicit activities.

Policies and Procedures

I.    Inside Information

A.    Information generally is considered "material" if its disclosure to the public would be reasonably likely to affect an investor's decisions to buy or sell the securities of the Company. Some examples of material information include the following: (1) a merger, acquisition or disposition involving the Company; (2) information that would be included in a release of the Company's revenues or earnings; (3) a change in control or a significant change in the management of the Company; (4) the public or private sale of a significant amount of additional securities of the Company; or (5) a tender offer by the Company for another company's securities. Obviously, what is material information cannot be enumerated with precision, since there are many gray areas and varying circumstances. When doubt exists, the information involved should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you may consult with the Chief Accounting Officer or Chief Financial Officer, before disclosing the information or trading in the Company's securities.

B.    During the period that material information relating to the Company or its business is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with the persons who have a "need to know", and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

C.    To assure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts, shareholders or others outside the Company.

D.    Persons at the Company who come into possession of material inside information must not communicate that information to other persons prior to its public disclosure or dissemination. There is, therefore, a need to exercise care when speaking with other Company personnel who do not have a "need to know”, and when communicating with family, friends and other persons not associated with the Company. To avoid even the appearance of impropriety, one should refrain from making recommendations about buying or selling the securities of the Company or other companies with which it has a business relationship.

II.    Trading

A.    Directors, Executive Officers and certain members of management (those who receive the quarterly Trading Window memo), together with their family members, shall only engage in NVR stock transactions during a Trading Window. Trading Windows generally open quarterly on the second business day subsequent to the Company’s earnings press release, and close on the last business day of the second month of the quarter. All periods outside the Trading Windows are considered blackout periods. Please note that the Trading Window applies to the trade itself; settlement of the transaction may occur outside of the Trading Window. The Company may periodically impose blackout periods during normal Trading Windows pursuant to Company events or transactions (e.g., merger, security offering, etc.). These special blackout periods will be communicated to you when they occur.

The following NVR stock transactions are permitted outside of Trading Windows: gifts, stock option exercises (exercise and hold transactions), changes of future payroll deductions to be contributed to an employee benefit plan and invested in NVR stock (i.e., the NVR Profit Sharing Plan), and involuntary redemption of Exchange (Swap) Funds. All of the foregoing remains subject to the pre-clearance requirement discussed below.

In accordance with the federal securities laws, no one at the Company may, at any time, buy or sell securities on the basis of material nonpublic information acquired at or in connection with the Company. This prohibition extends not only to transactions involving securities of the Company but also to transactions involving securities of other companies with which the Company has a relationship. This prohibition is in effect even during Trading Windows.

B.    Directors, Executive Officers and certain members of management (those who receive the quarterly Trading Window memo), together with their family members, may not engage in any transaction involving the Company's securities (including a stock plan transaction such as an option exercise, a gift, a loan, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction, even during Trading Windows. A request for pre-clearance should be submitted directly to the Chief Accounting Officer at least two days in advance of the proposed transaction. The Company will then determine whether the transaction may proceed and, if so, assist in complying with the reporting requirements. Pre-clearance does not eliminate the individual’s responsibility to refrain from transacting in the Company’s stock during periods in which they possess material nonpublic information.

Any person subject to the pre-clearance requirements who wishes to implement or modify a trading plan under SEC Rule 10b5-1 must also pre-clear the plan with the Company.  As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information.  In addition, you may not enter into a trading plan during a blackout period and your trading plan must be in compliance with the then-current 10b5-1 rules (for example, required cooling off periods, no multiple overlapping plans, etc.).  Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Those transactions must be reported immediately to the person at the Company who files Form 4. If a 10b5-1 plan is terminated, notice of such termination must be provided to the Company.

C.    Directors and Executive Officers must impose two requirements on the broker handling the transaction in Company stock.
1.    Not to enter any order without first verifying with the Company that your transaction was pre-cleared, using one of the contacts listed in I. below, and second, complying with the brokerage firm’s compliance procedures (e.g., Rule 144).
2.    Report to the Company immediately in writing (via e-mail to one of the contacts listed in I. below) the details of every transaction involving Company stock, including gifts, transfers and all 10b5-1 transactions.

D.    Directors and Executive Officers will be held liable for returning any “short-swing profits” resulting from any combination of purchase and sale, or sale and purchase, of the Company’s securities within a period of less than six months. For this purpose, transactions in common shares of the Company, and options to purchase shares are “matchable” with one another. The above procedures should help minimize inadvertent violations.

E.    Under Section 16(c), Directors and Executive Officers are prohibited from effecting “short sales” of the Company’s equity securities. Employees with NVR stock holding requirements (see policy 1.38) are also prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or mailed (or otherwise sent for delivery) within five days after the sale.

F.    Senior Management, Directors and Executive Officers are prohibited from pledging the Company’s equity securities. This prohibition is intended to prevent the forced sale of securities without pre-clearance and outside of a Trading Window.

G.    Senior Management, Directors and Executive Officers are prohibited from hedging the Company’s equity securities in any way, including prepaid variable forward contracts, equity swaps, collars and exchange funds.

H.    Senior Management, Directors and Executive Officers are prohibited from owning the Company’s debt securities.

I.Pre-clearance requests for proposed transactions should be made to the Chief Accounting Officer, or in his absence, the Chief Financial Officer or Director of SEC Reporting. Questions associated with this policy should be directed to the Chief Accounting Officer, the Chief Financial Officer or the Director of SEC Reporting.